UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -------------------


                                    FORM 8-K

              CURRENT REPORT Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest reported event): May 17, 2011

                             EMPIRE GLOBAL CORP.
            (Exact name of registrant as specified in its charter)

   DELAWARE                       0 - 50045                     33-0823179
(State or other           (Commission File Number)            (I.R.S. Employer
jurisdiction of                                         Identification Number)
incorporation or
organization)


     648 Finch Avenue East, Suite 2, Toronto, Ontario M2K 2E6, Canada
                  (Address of principal executive offices)

                              (647) 229-0136
                      (Registrant's telephone number)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     | | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Items.

On May 17, 2011, our former President and CEO and current Director of Operations Mr. Michael Ciavarella entered into a settlement agreement with the Ontario Securities Commission (OSC) thereby concluding regulatory proceedings in the Province of Ontario (OSC Settlement) against Mr. Ciavarella.

Among other facts, the OSC Settlement agrees with the following:

  1. that Mr. Ciavarella had no involvement in an alleged stock manipulation scheme and that Michael Lee Mitton (Mitton) and others were the architects and perpetrators of the scheme using brokerage accounts belonging to Kamposse Financial Corp. (Kamposse). Mitton and others also used a corporate trading account at HSBC Securities, belonging to Mr. Ciavarella but without his involvement, to make unauthorized trades by purchasing shares of our company in mid November 2004. The unauthorized trades made over a period of six days led to a debt of approximately $2.6 million and leaving Mr. Ciavarella indebted to HSBC Securities.

  2. that Press Releases made by Mr. Ciavarella during his tenure as our executive were not intended to artificially increase the price of our stock.

  3. that Mr. Ciavarella did not violate any laws or breach securities regulations.

  4. that Mr. Ciavarella did not properly monitor his personal and corporate trading accounts.

Additional details and a copy of the OSC Settlement can be viewed on the OSC website at http://www.osc.gov.on.ca

Kamposse was owned and controlled by Karen Man Yee Lam and Gwen Jang,
Kalano Y.L. Jang's (Jang) personal secretary and estranged wife respectively. Jang is the father of our former Chairman Kalson G.H. Jang.

Also, on May 18, 2011, the Crown Attorney of Ontario stayed criminal charges levied against Mr. Ciavarella thereby concluding criminal proceedings arising from the OSC allegations described above and the related OSC, Royal Canadian Mounted Police (RCMP) collectively the Integrated Market Enforcement Team (IMET) with no finding of guilt against Mr. Ciavarella.

The criminal charges dropped against Mr. Ciavarella is fallout from the discovery of documents fabricated by senior RCMP staff and the related cover-up which was uncovered during pre-trial motions that were previously reported by the Company. Among other things, information raised in court indicated that during Mr. Ciavarella's tenure as our executive:

  1. Mitton was an RCMP agent turned rogue. While engaged as an RCMP agent Mitton was handled by the RCMP to investigate Mr. Aniello Peluso in matters unrelated to the Company. Mr. Peluso, a co-accused was an acquaintance of Mr. Ciavarella but was neither a shareholder nor involved with the Company.

  2. HSBC Management, broker and staff mislead Mr. Ciavarella, their customer, to conceal the true reason behind the $2.6 million debt in his corporate trading account arising from the unauthorized trades made by Mitton. When demanding payment for the debt, HSBC staff informed Mr. Ciavarella that the debt was due to a credit problem rather than a "compliance problem" in executing unathorized trades made by Mitton.

  3. That HSBC Counsel, prepared the original affidavit sworn by HSBC broker Jason (Chak) Ng, claiming among other falsehoods, that Mr. Ciavarella, introduced Mitton as a "partner" and also that Mr. Ciavarella provided Mitton with "verbal" trading authorization to trade in his corpoarte trading account.

The details of the fabricated documents led to staying of charges in other criminal prosecutions in Canada and preceded the OSC settlement.

Mitton the former RCMP agent, pleaded guilty to his role and is the only person serving a penitentiary sentence.

As a result of the conclusions of both the OSC regulatory and the Criminal prosecutions against our former executive, the company will no longer report these events under the heading "Legal Proceedings" Indirectly affecting the company in our required quarterly and annual reports.

Also as a result of the conclusions of the proceedings against Mr. Ciavarella, on June 6, 2011 the OSC vacated the escrow agreement between Armistice Resources Corp. (Armistice), Equity Transfer Services Inc. and IMM Investments Inc. (IMM). As of January 4, 2010, the company no longer has an interest in IMM or Armistice.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  June 6, 2011.                     EMPIRE GLOBAL CORP.


                                     Per: /s/ Vic Dominelli
                                         ------------------------------
                                          VIC DOMINELLI
                                          Chief Executive Officer